EXHIBIT 99.1

LITHIA MOTORS SELLS THREE COLORADO STORES

TWO CHRYSLER STORES DIVESTED

MEDFORD, OREGON, February 17th, 2009 (5:00 AM Pacific) – Lithia Motors, Inc. (NYSE: LAD) has completed the sale of its Lithia Centennial Chrysler Jeep; Lithia Chrysler Jeep Dodge Fort Collins; and the small Lithia Hyundai of Fort Collins to local Colorado dealer Doug Moreland.

The sale of the three stores represents the first group of stores to sell in 2009 for Lithia Motors. Since announcing a restructuring plan in June of 2008, Lithia has now divested seventeen stores. In total, Lithia has selected twenty-nine stores for divestiture, with twelve remaining to be divested. The Company expects to achieve better diversification of brands, an improved cash position, and stronger performance through disposition of the selected stores.

“Our company’s progress on store divestitures, cost reductions, cash generation and paydown of debt is making our company stronger and leaner everyday. Net funds raised from the disposition of stores, real estate financings, and sale-leasebacks was $100 million in 2008 – this does not include funds from construction loan financing projects of $25 million. Net funds of $29 million have been raised so far in 2009 – this does not include funds from construction loan financing projects of $9.8 million. We continue to see demand for our stores from private dealers,” said Sid DeBoer, Chairman and CEO of Lithia Motors.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, who as of the last reporting date, sells 27 brands of new and all brands of used vehicles at 98 stores, which are located in 42 markets within 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.2 billion in total revenue in 2007.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macro-economic and market factors, including market demand for dealership sales.